Exhibit 10.3

EXHIBIT 10.3: MATERIAL CONTRACTS

Acquisition of Goldfield Equipment and Inventory (03-26-2024)

TO:	Alex Harmon

FROM:	James Burgauer, President
MineralRite Corporation

RE:	AMENDMENT TO LETTER OF INTENT

DATE:	March 26, 2024

This agreement hereby amends the Letter of Commitment executed by the Parties, as defined therein and as referenced below, on or around February 22, 2024; and shall be known as the Amendment to the Letter of Commitment.

1. Pursuant to the terms of paragraph 7 of the Letter of Commitment, MineralRite Corporation ("RITE") wishes to purchase, and OWNERS wish to sell, all remaining equipment, inventory, spare parts, tools and other physical components used by or used in the former business of Goldfield International, Inc.("EQUIPMENT"), wherever said EQUIPMENT may presently be in use, in storage, in transit or otherwise located, anywhere in the world, including but not limited to the two known trailer locations in Utah and a on-site in the Democratic Republic of the Congo .

2. RITE and OWNERS ("PARTIES") have agreed to consummate this purchase and sale as follows:

Alex Harmon, on behalf of OWNERS, will re-assert control over the two trailers of equipment, and assemble an itemized list of the equipment contained therein and elsewhere; assign a realistic sale value for each item listed thereon; and determine, in his sole discretion, if he believes each such item should be kept or sold based on its usefulness to the project contemplated herein; and endeavor to sell all such items that he has determined should be sold. The proceeds for all such items sold will be promptly deposited, directly or transmitted by Zelle or other means, to the financial account of RITE and will be accounted for accordingly.

Based on the preliminary analysis estimate of the PARTIES, and subject to adjustment, such adjustment to be completed with 30 days of the execution of this formal Amendment to Letter of Commitment, RITE will issue to OWNERS the collective sum of 300 shares of RITE Preferred Series C, each share of which is convertible into 400,000 shares of RITE common stock, to be registered in the individual names of OWNERS pursuant to instructions provided to RITE by OWNERS under the original Letter of Commitment.

For the personal services of Alex Harmon ("OWNER CONSULTANT") being performed hereunder, RITE will reimburse OWNER CONSULTANT for all out-of-pocket expenses paid by OWNER

CONSULTANT and issue an amount of no less than 50 shares of RITE Preferred Series C, each share of which is convertible into 400,000 shares of RITE common stock as shall be mutually determined and agreeable to the RITE and OWNER CONSULTANT.

3. The Parties hereto also agree to execute and supply all documentation required to evidence this agreement and their performance of duties required under this agreement as may be required by any legal, accounting and/or tax professionals, and further agree to replace this agreement, when and if needed, with a more formal

Please review pages 2 & 3 - Cautionary Notes on Forward-Looking Statements.	1

document containing substantively similar terms and conditions as those contained herein but written in such manner as may be prescribed by said aforementioned legal, accounting and/or tax professionals.

It is my hope that this simple letter of agreement accurately reflects all of the terms and conditions to which we have agreed, and will be adequate to serve each Party's purpose until such time as a more formal document may be required and assembled.

On behalf of RITE:	/s/ James Burgauer
James Burgauer, President
MineralRite Corporation

On behalf of OWNERS:	/s/ Alex Harmon
Alex Harmon
Authorized Signatory

Please review pages 2 & 3 - Cautionary Notes on Forward-Looking Statements.	2